CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO:   Geeks on Call Holdings, Inc.

As independent registered public accountants, we hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1, of our report , which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, dated November 30, 2007, except for Note 15 as to which the date is December 20, 2007 relating to the financial statements of Geeks on Call America, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Registration Statement and related Prospectus.

/s/ RBSM LLP

New York, New York
July 7, 2008